REDACTED – AS FILED	Exhibit 10.38

THE MARKED PORTIONS OF THIS EMPLOYMENT AGREEMENT HAVE BEEN OMITTED AND FILED
SEPARATELY WITH THE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), dated as of the 17th day of August, 2007 (“Effective Date”), by and between Advanced Communication Technologies, Inc., a Florida corporation (“ACT” or the “Company”) and John E. Donahue, an individual whose current address is 527 W. 110 Street, #65, New York, NY 10025 (“Executive”).

WITNESSETH

WHEREAS, the Company desires to employ Executive, and Executive desires to accept employment by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Employment.

(a) ACT hereby employs Executive, and Executive hereby accepts employment with ACT, as Chief Financial Officer, or such other executive position with similar responsibilities and duties of a Chief Financial Officer of a company as may be determined by the Board of Directors of ACT (the “Board”) from time to time during the Employment Period (as defined below).

(b) In addition to his duties set forth in this Section 1 and in Section 3 below, Executive shall at the request of the ACT CEO (as defined below) or the Board serve as an officer or director of a subsidiary of ACT, without additional compensation and subject to any policy of the Compensation Committee of the Board (the “Compensation Committee”) with respect to directors’ fees.

2. Term. The initial term of employment of Executive hereunder shall commence on the Effective Date and shall continue until the second anniversary of the Effective Date (the “Initial Term”), unless earlier terminated pursuant to §6, and shall be automatically renewed for additional one (1) year terms (collectively with the Initial Term, the “Employment Period”) thereafter unless terminated by either party by written notice to the other given at least thirty (30) days prior to the expiration of the then current term. If, prior to the second anniversary of the Initial Term, a Specified Event (as defined in Section 4.1(b) below) has occurred, the Initial Term shall automatically be extended by one (1) year to the third anniversary of the Effective Date.

3. Employment and Duties.

3.1. Duties and Responsibilities.

(a) Executive shall perform all duties and functions customary for executives holding similar offices with similarly situated companies. In addition, Executive shall perform such duties and accept such responsibilities reasonably related to and consistent with his positions as may be directed or assigned by the Board. The Executive shall report solely to the Board and its committees.

(b) During the Employment Period, Executive shall (a) serve ACT faithfully and to the best of his ability; (b) use his best efforts to carry out his duties and responsibilities; (c) devote such working time, attention and energy to his services for the Company and the business of the Company as shall be reasonably required; and (d) use his best efforts, skills and ability to promote the Company’s interests and to perform such duties as from time to time may be reasonably assigned to him and are consistent with his titles and positions with the Company.

(c) During the Employment Period, in addition to any other duties or responsibilities assigned to Executive, Executive shall be required to sign, and shall sign, all certifications and such other documents or instruments required of the Chief Financial Officer of a public company or otherwise by (i) the Securities and Exchange Commission, (ii) any exchange or association on which the Company’s shares of capital stock are listed, (iii) any federal, state or local authority, (iv) any other governmental, quasi-governmental or nongovernmental entity or organization (foreign or domestic) that regulates or has authority over the Company, and/or (v) the Company in connection with any of the foregoing.

3.2. Observance of Rules and Regulations. Executive agrees to observe and comply with all applicable laws and regulations, as well as rules and regulations of the Company with respect to the performance of his duties, which do not conflict with the provisions of this Agreement.

4. Compensation; Expenses; Relationship.

4.1. Base Salary.

(a) As compensation for the services to be rendered hereunder by Executive, the Company shall pay to Executive an annual Base Salary (the “Base Salary”) of $237,500 during each year of the Employment Period. The Base Salary shall be payable in equal monthly installments in accordance with the Company’s standard payroll practices.

(b) The annual Base Salary shall be increased to $250,000 for the portion of the Employment Term thereafter (which increase shall be made on a ratable basis for the remainder of the then current calendar year) if (i) the Company or one of its wholly owned subsidiaries completes the acquisition of all of the assets or stock of [REDACTED] prior to the second anniversary of the date of this Agreement or (ii) EBITDA of the Company for any twelve (12) consecutive calendar month period ending prior to the second anniversary of the date of this Agreement exceeds $[REDACTED] (each a “Specified Event”). The determination of EBITDA for any twelve (12) complete calendar month period shall be made by the Compensation Committee based on the Company’s financial statements for the applicable period. In the event that the Company or any of its subsidiaries acquires all or substantially all of the stock, equity or assets of another company, companies, business, or businesses, EBITDA of the Company for any twelve (12) complete calendar month period ending on the date of such acquisition or for any complete 12 month period ending thereafter shall be determined by the Compensation Committee in good faith on a pro forma basis based on the financial statements of the Company and the acquired entity or business for the applicable period.

4.2. Bonus Compensation.

(a) Subject to Section 4.2(c), Executive shall receive from the Company in each fiscal year during which this Agreement is in effect, beginning with the fiscal year ending June 30, 2008, an annual “Performance Bonus” if earned in accordance with the bonus plan set forth on Schedule 1 hereto. The amount of the Performance Bonus earned for the fiscal year ending June 30, 2008 shall be reduced by the amount of the “Special Bonus”, if any, earned for the five month period ending December 31, 2007. The Performance Bonus, if earned for any fiscal year of the Employer, shall be paid in cash on the earlier of 30 days after the completion of the audit with respect to such fiscal year or November 15 of the following fiscal year.

(b) Executive shall receive a one time “Exit Bonus” in accordance with the Exit Bonus Plan set forth on Schedule 2 hereto. Any Exit Bonus payable to Executive by the Company shall be paid in cash not later than thirty (30) days after a Disposition Event (as defined on Schedule 2, paragraph (a).

(c) Executive shall receive a one time “Special Bonus” if earned in accordance with the bonus plan set forth on Schedule 1 hereto. The Special Bonus, if earned, shall be paid in cash on or about March 15, 2008.

(d) Bonus compensation earned under this Section 4.2 will be paid to Executive no later than the time period specified in Treas. Reg. § 1.409A-1(4) to qualify as a short-term deferral.

4.3. Life Insurance.

(a) During the Employment Period, the Company shall provide term life insurance on the life of Executive with a death benefit equal to $2,000,000. The Company shall pay all premiums with respect to such life insurance. Executive shall designate the beneficiary of such life insurance.

(b) In addition to Section 4.3(a) above, the Company may, at its option, maintain “key man” life insurance on the life of Executive. Executive will cooperate with and assist the Company in the procurement of any such policy. The Company shall pay all premiums for, and shall at all times be the beneficiary of, such “key man” life insurance.

4.4. Other Benefits. Executive shall be eligible to participate in any health insurance programs (but not life insurance programs) that the Company makes available to all of its executives, and the Company shall pay the premiums for such benefits.

4.5. Business Expenses. Executive will be reimbursed, in a reasonable amount of time, in accordance with the Company’s expense reimbursement policy, for business expenses upon presentation of vouchers or other documents reasonably necessary to verify the expenditures and sufficient, in form and substance, to satisfy Internal Revenue Service requirements for such expenses.

4.6. Automobile Allowance. Company shall pay to Executive an automobile allowance in the amount of Seven Hundred Fifty Dollars ($750.00) per month, payable at the time and in the manner dictated by the Company’s regular payroll policies and procedures, but not less frequently than monthly. Executive shall provide his own automobile and pay all operating expenses of any nature whatsoever with regard to such automobile.

4.7. Vacation. Executive shall be entitled to take up to four (4) weeks of paid vacation per calendar year, which shall be taken in accordance with the Company’s vacation policy in effect from time to time for executives of comparable seniority. Executive shall also be entitled to take a reasonable number of personal and sick leave days, taking into account his responsibilities, the Company’s policies and the practices of similarly situated companies.

4.8. Stock Option Agreement. The parties incorporate herein as part of this Employment Agreement the Stock Option Agreement between the Company and the Executive that is being executed contemporaneously with this Employment Agreement.

5. No Competitive Activities; Confidentiality; Invention

5.1. General Restriction. During the Employment Period, and for the Restricted Period (as defined below), Executive covenants and agrees that, except on behalf of the Company, he will not, directly or indirectly:

(a) Competing Business. During the Restricted Period, own, manage, operate, control, participate in the ownership, management, operation or control of, be employed by, or provide services as a consultant to, any individual or business that is involved in business activities that are the same as, similar to or in competition with, directly or indirectly, with any business activities conducted, or actively planned, by the Company and/or its subsidiaries during the Employment Period (it being acknowledged that the Company’s and its subsidiaries’ businesses are national in scope). The ownership of less than five percent (5%) of the outstanding stock of any public corporation shall not be deemed a violation of this provision.

(b) Soliciting Customers. During the Restricted Period, attempt in any manner to contact or solicit any individual, firm, corporation or other entity (i) that is or has been, a customer of the Company or any of its subsidiaries at any time during the Employment Period, (ii) to which a proposal has been made by the Company or any of its subsidiaries during the Employment Period or (iii) appearing on the Company’s new business target list, as such list has been prepared and maintained in accordance with the Company’s past practice, in any of the above cases for the purpose of providing services or products similar to the services and products provided by the Company or any of its subsidiaries, or engaging in any activity which could be, directly or indirectly, competitive with the business of the Company or any of its subsidiaries.

(c) Interfering with Other Relations. During the Restricted Period, persuade or attempt to persuade any supplier, vendor, licensor or other entity or individual doing business with the Company or any of its subsidiaries to discontinue or reduce its business with the Company or any of its subsidiaries or otherwise interfere in any way with the business relationships and activities of the Company or any of its subsidiaries.

(d) (i) Employees. During the Restricted Period, attempt in any manner to solicit any individual, who is at the time of such attempted solicitation, or at any time during the one (1) year period preceding the termination of Executive’s service, an employee or consultant of the Company or any of its subsidiaries, to terminate his or her employment or relationship with the Company or any of its subsidiaries, or engage such individual, as an employee or consultant.

(ii) During the Restricted Period, cooperate with any other person in persuading, enticing or aiding, or attempting to persuade, entice or aid, any employee of or consultant to the Company or any of its subsidiaries to terminate his or her employment or business relationship with the Company or any of its subsidiaries, or to become employed as an employee or retained as a consultant by any person other than the Company or any of its subsidiaries.

(e) Exceptions. Nothing in paragraphs (a) through (d) shall prohibit Executive from providing tax accounting, financial accounting or tax consulting services to any business or person after the termination of his employment with the Company.

(f) Restricted Period. The Restricted Period shall be equal to two (2) years after the Employment Period, provided, however, that in the event the Severance Period is determined in accordance herewith to be six (6) months, the Restricted Period shall be reduced to one (1) year.

5.2. Confidentiality Agreement. Executive shall not, either during the Employment Period or at any time thereafter, other than in the performance of his duties hereunder, use or disclose to any third person any Confidential Information of the Company or any of its subsidiaries, other than at the direction of the Company, or pursuant to a court order or subpoena, provided that Executive will give notice of such court order or subpoena to the Company prior to such disclosure. Upon the termination of Executive’s service with the Company for any reason, Executive shall return any notes, records, charts, formulae or other materials (whether in hard copy or computer readable form) containing Confidential Information, and will not make or retain any copies of such materials. Without limiting the generality of the foregoing, the parties acknowledge that the Company and its subsidiaries from time to time may be subject to agreements with its customers, suppliers or licensors to maintain the confidence of such other persons’ confidential information. The terms of such agreements may require that the Company’s employees, consultants, contractors and other personnel, including Executive, be bound by such agreements, and Executive shall be deemed so bound upon notice to him of the terms of such agreements. The term “Confidential Information” as used herein shall mean any confidential or proprietary information of the Company or any of its subsidiaries whether of a technical, engineering, operational, financial or economic nature, including, without limitation, all prices, discounts, terms and conditions of sale, trade secrets, know-how, customers, inventions, business affairs or practices, systems, products, product specifications, designs, plans, manufacturing and other processes, data, ideas, details and other information of the Company. Confidential Information shall not include information which can be proven by Executive to have been developed by his own work as of the Effective Date completely independent of its disclosure by the Company or which is in the public domain, provided such information did not become available to the general public as a result of Executive’s breach of this Paragraph 5.2.

5.3. Disclosure of Innovations. Executive shall make prompt and full disclosure to the Company and solely the Company of all writings, inventions, processes, methods, plans, developments, improvements, procedures, techniques and other innovations of any kind that Executive may make, develop or reduce to practice, alone or jointly with others, at any time during the Employment Period and for a period of one (1) year thereafter, whether during working hours or at any other time and whether at the request or upon the suggestion of the Company or otherwise, and whether or not they are eligible for patent, copyright, trademark, trade secret or other legal protection (collectively, “Innovations”). Examples of Innovations shall include, but are not limited to, discoveries, research, formulas, tools, know-how, marketing plans, new product plans, production processes, advertising, packaging and marketing techniques and improvements to computer hardware or software.

5.4. Assignment of Ownership of Innovations. All Innovations shall be the sole and exclusive property of the Company. Executive hereby assigns all rights, title or interest in and to the Innovations to the Company. At the Company’s request and expense, during the Employment Period and at any time thereafter, Executive will assist and cooperate with the Company in all respects and will execute documents and give testimony to obtain, maintain, perfect and enforce for the Company any and all patent, copyright, trademark, trade secret and other legal protections for the Innovations.

5.5. Remedies. Executive acknowledges that the restrictions contained in the foregoing paragraphs 5.1 through 5.4, in view of the nature of the businesses in which the Company and its subsidiaries are engaged, are reasonable and necessary in order to protect the legitimate interests of the Company and its subsidiaries, and that the legal remedies for a breach of any of the provisions of this section 5 will be inadequate and that such provisions may be enforced by restraining order, injunction, specific performance or other equitable relief. Such equitable remedies shall be cumulative and in addition to any other remedies which the injured party or parties may have under applicable law, equity, this Agreement or otherwise. Executive shall not, in any action or proceeding to enforce any of the provisions of this Paragraph 5, assert the claim or defense that an adequate remedy at law exists. The prevailing party shall be entitled to recover its legal fees and expenses in any action or proceeding for breach of this section 5.

5.6. Company Property. All Confidential Information; all Innovations; and all correspondence, files, documents, advertising, sales, manufacturers’ and other materials or articles or other information of any kind, in any media, form or format furnished to Executive by the Company, which may not deemed confidential, shall be and remain the sole property of the Company (“Company Property”). Upon termination or at the Company’s request, whichever is earlier, Executive shall immediately deliver to the Company all such Company Property.

5.7. Public Policy/Severability. The parties do not wish to impose any undue or unnecessary hardship upon Executive following his departure from the Company’s service. The parties have attempted to limit the provisions of this section 5 to achieve such a result, and the parties expressly intend that all provisions of this section 5 be construed to achieve such result. If, contrary to the effort and intent of the parties, any covenant or other obligation contained in this section 5 shall be found not to be reasonably necessary for the protection of the Company, to be unreasonable as to duration, scope or nature of restrictions, or to impose an undue hardship on Executive, then it is the desire of the parties that such covenant or obligation not be rendered invalid thereby, but rather that the duration, scope or nature of the restrictions be deemed reduced or modified, with retroactive effect, to render such covenant or obligation reasonable, valid and enforceable. The parties further agree that in the event a court, despite the efforts and intent of the parties, declares any portion of the covenants or obligations in this section 5 invalid, the remaining provisions of this section 5 shall nonetheless remain valid and enforceable.

6. Termination.

6.1. Termination For Cause. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated prior to the expiration of the Employment Period upon seven (7) days’ prior written notice from the Company to Executive for “Cause”. The effective date of termination is hereinafter referred to as the “Termination Date”. Upon a termination for Cause, Executive’s right to Base Salary, any bonus pursuant to Section 4 and employment benefits shall cease as of the Termination Date, and Company shall have no further obligations or liabilities to Executive for compensation whether under this Agreement or otherwise other than as set forth in Section 6.3 below. As used herein and throughout this Agreement, the term “Cause” shall mean (i) any act or omission by Executive that constitutes malfeasance in the course of Executive’s duties hereunder, or the Executive has been grossly negligent, or insubordinate in carrying out his duties hereunder, (ii) a material breach of this Agreement by Executive that is not cured within ten (10) days of receipt of notice thereof, (iii) Executive’s breach of a fiduciary duty of loyalty owed to the Company or its affiliates, or (iv) Executive shall have been (A) charged with or indicted for a criminal offense or crime constituting a felony, (B) convicted of or pleaded nolo contendere to, a criminal offense or crime constituting a felony or a misdemeanor, or (C) convicted of or pleaded nolo contendere to any act involving fraud, dishonesty or moral turpitude (other than minor traffic infractions or similar minor offenses).

6.2. Termination Without Cause or for Good Reason.

(a) Without Cause. The employment of Executive by the Company may be terminated by the Company or Executive without Cause and for any reason or no reason at any time prior to the expiration of the Employment Period upon written notice.

(b) Good Reason. The employment of Executive by the Company may be terminated by Executive upon seven (7) days’ prior written notice from Executive to the Company for “Good Reason,” (as defined below) which notice must be given within thirty (30) days after the occurrence of the event giving rise to the “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without Executive’s consent: (i) a material reduction in Executive’s duties or authority, or a change in reporting relationship which requires Executive to report directly or indirectly to any person or persons other than the Board or a Committee of the Board; (ii) a requirement that Executive be relocated to an office outside of the New York City metropolitan area; (iii) a reduction in Base Salary during the Employment Term; or (iv) Company’s violation of any material term of this Agreement, provided that Executive first gives Company written notice of the violation and Company fails to cure the violation within thirty (30) days after receipt of the written notice.

(c)  Compensation on Termination: In the event that the Executive’s employment with the Company is terminated for any reason, the Company shall pay to Executive (i) any Base Salary accrued through the Termination Date, (ii) a reimbursement for all business expenses and automobile and other allowances incurred in accordance with Paragraph 4.7 and 4.8, prior to the Termination Date, and (iii) any Performance Bonus, to the extent any of such bonuses have been earned in accordance with this Agreement but not yet paid by the Company prior to the Termination Date, which amounts shall be payable in cash to Executive in a lump sum no later than 30 days after the Termination Date. In the event Executive’s employment is terminated by the Company for any reason other than for Cause or by Executive for Good Reason at any time after the 270th day in the then current fiscal year, a Performance Bonus shall be earned for that fiscal year in accordance with Schedule 1, except that the amount of such Performance Bonus shall be pro-rated by the number of days (out of 365) that Executive remained employed by the Company in such fiscal year. Any such bonus shall be paid upon satisfaction of the conditions set forth in Schedule 1 hereto and Section 4.2(a). Any such Bonus shall be paid in accordance with Section 4.2(a). In the event that the Executive’s employment with the Company is terminated by the Company without Cause (which shall not include an election not to renew the Employment Term) or by Executive for Good Reason, Company shall also pay Executive an amount of Base Salary (“Severance Payment”) which would have been payable to Executive during (x) the six (6) month period immediately following the Termination Date, if a Specified Event has not occurred prior to the Termination Date or (y) the twelve (12) month period immediately following the Termination Date if a Specified Event has occurred prior to the Termination Date (in either case, the “Severance Period”). The Severance Payment shall be paid in accordance with the Company’s standard payroll practices over the course of the Severance Period after the date on which Executive incurs a “separation from service,” as such term is defined in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations thereunder, from Employer (the “Separation Date”). Except as provided in the preceding sentence, the Company shall have no further obligations or liabilities to Executive for compensation whether under this Agreement or otherwise and Executive’s right to further compensation and benefits hereunder (including, but not limited to, unvested stock) shall immediately cease.

6.3. Specified Employee. Notwithstanding Section 6.2.(c), if, at the Executive’s Separation Date, he is a “specified employee”, as such term is defined in Section 409A(a)(2)(B)(i) of the Code, of the Employer, as determined by the Employer, (a) in the case of a six (6) month Severance Period, the payments described in Section 6.2(c) will be paid to the Executive in a lump sum on the first business day of the seventh month following the Separation Date, without interest and (b) in the case of a twelve (12) month Severance Period, (i) 50% of the Severance Payment shall be paid in a lump sum on the first business day of the seventh month following the Separation Date and (ii) the remaining 50% of the Severance Payment shall be paid in accordance with the Company’s standard payroll practices over the course of remaining six (6) months of the Severance Period. Notwithstanding the foregoing, in the event that Executive’s employment is terminated by the Company for any reason other than for Cause or by Executive for Good Reason, the payments described in Section 6.2(c) shall be made in a lump sum upon the Executive’s Separation Date (and not on the first day of the seventh month following the Separation Date) to the extent the amounts do not exceed the limit set forth in Treas. Reg. § 1.409A-1(b)(9)(iii). Amounts in excess of the limit will be paid on the first day of the seventh month following the Separation Date.

6.4. Termination of Other Positions; Termination of Severance Payments. Upon the Termination Date, Executive hereby resigns from all positions as officer, director or employee Executive may then hold with the Company or its subsidiaries, and as fiduciary of any benefit plan of the Company. Executive shall promptly execute any further documentation as requested by the Company in furtherance of the requirements of this Section 6.4 and, if Executive is to receive any payments from the Company, execution of such further documentation shall be a condition thereof. Executive’s right to receive the Severance Payment is expressly conditioned upon receipt by the Employer within thirty (30) days following the Termination Date of a written release of claims related to Executive’s employment, or the termination of such employment, against the Company and its affiliates in form and substance reasonably acceptable to the Company and its counsel, executed by Executive. In the event that Executive breaches any of the covenants, terms or provisions of Section 5 hereof, without limiting any other rights that the Company may have, including the right to enforcement of the provisions of Section 5 hereof for the entire term, the Company’s obligation to make payments under this Section 6 shall immediately terminate.

6.5. Severance Payment upon Dismissal of Charges or Not Guilty Verdict. In the event Executive is terminated by the Company prior to the expiration of the Employment Period for Cause as a result of the circumstances described in Section 6.1(iv)(A), and either (i) the felony charges relating to the circumstances of such termination for Cause are ultimately dismissed or withdrawn in their entirety, or (ii) Executive’s indictment does not result in a “guilty” verdict, then Executive’s termination for cause shall be deemed to have been without Cause and the Executive shall be entitled to the Severance Payment described in Section 6.2(c), provided, that Executive makes prompt and reasonable efforts to collect the Severance Payment in accordance with Treas. Reg. 1.409A-3(g). Notwithstanding the foregoing, the Severance Payment in connection with such circumstances shall be made no later than 74 days after such dismissal or withdrawal of charges occurs or a final verdict other than a guilty verdict is rendered.

7. Disability or Death.

7.1. Disability. If, during the Employment Period, Executive becomes disabled or incapacitated as determined under the Company’s Long Term Disability Policy(“Permanently Disabled”), the Company shall have the right at any time thereafter (but in no event less than 120 days after the event causing such disability or incapacity), so long as Executive is then still Permanently Disabled, to terminate this Agreement upon thirty (30) days’ prior written notice to Executive. In the event the Company does not have a Long Term Disability Policy at the time of the event causing the Executive to become Permanently Disabled, “Permanently Disabled” shall mean Executive’s inability, after reasonable accommodation as required by law, to fully perform his duties and responsibilities hereunder to the full extent required by the Company by reason of illness, injury or incapacity for 120 consecutive days or for more than six (6) months during any twelve (12) month period. If the Company elects to terminate the Executive’s employment with the Company in accordance with this Section 7.1, the Company shall have no further obligations or liabilities to Executive for compensation, whether under this Agreement or otherwise, other than as set forth in Section 6.3.

7.2. Death. If Executive dies during the Employment Period, this Agreement and Executive’s employment with the Company shall automatically terminate as of the date of Executive’s death. Upon any such termination, the Company shall have no further obligations or liabilities to Executive for compensation, whether under this Agreement or otherwise, other than as set forth in Section 6.3.

8. Indemnification. The Company shall indemnify Executive for any losses, damages, liabilities, judgments, claims, costs, penalties and expenses incurred by Executive or on his behalf (including, without limitation, costs and reasonable attorneys’ fees and costs), resulting from any act or omission of Company or from the Company’s failure to perform any of their obligations contained in this Agreement. The Company shall be obligated to indemnify Executive against those liabilities incurred in connection with any proceeding to which either is made a party as the result of Executive’s performing his duties hereunder solely in accordance with, and as permitted by, the Company’s articles of incorporation. As an officer of the Company and/or a director (if elected as such) Executive shall be entitled to statutory indemnification from the Company to the maximum extent permitted by law.

9. Governing Law. This Agreement shall be governed by the internal laws of the State of New York. Any action to enforce any term hereof shall be brought exclusively within the state or federal courts sitting in New York to which jurisdiction and venue all parties hereby submit themselves.

10. Binding Effect. Except as otherwise herein expressly provided, this Agreement shall be binding upon, and shall inure to the benefit of the parties hereto, their respective heirs, legal representatives, successors and assigns.

11. Assignment. Any assignee of the Company shall have the right to enforce the restrictive covenants set forth in this Agreement, and the Company shall have the right to assign this Agreement and the right to enforce such covenants to any successor or assign of the Company.

12. Notices. All notices, designations, consents, offers, acceptances, waivers or any other communication provided for herein, or required hereunder, shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested, overnight courier, or delivered by hand to (i) Executive at his last known address on the books of the Company or (ii) the Company at its principal place of business.

13. Additional Documents. Each of the parties hereto agrees to execute and deliver, without cost or expense to any other party, any and all such further instruments or documents and to take any and all such further action reasonably requested by such other of the parties hereto as may be necessary or convenient in order to effectuate this Agreement and the intents and purposes thereof.

14. Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument, and such counterparts may be delivered by facsimile transmission, which facsimile copies shall be deemed originals.

15. Entire Agreement. This Agreement contains the sole and entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior agreements, discussions, negotiations, commitments and understandings among the parties hereto with respect to the subject matter hereof. There are no representations, agreements, arrangements or understandings, oral or written, between or among the parties concerning the subject matter hereto, which are not fully expressed herein or in any supplemental written agreements of even or subsequent date hereof.

16. Severability. If any provision of this Agreement, or the application thereof to any person or circumstances, shall, for any reason and to any extent, be invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

17. Modification. This Agreement cannot be changed, modified or discharged orally, but only if consented to in writing by all parties.

18. Contract Headings. All headings of the Paragraphs of this Agreement have been inserted for convenience of reference only, are not to be considered a part of this Agreement, and shall in no way affect the interpretation of any of the provisions of this Agreement.

19. Waiver. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one time or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

20. Representation of Executive. Executive, with the full knowledge that the Company is relying thereon, represents and warrants that he has not made any commitment inconsistent with the provisions hereof and that he is not under any disability which would prevent him from entering into this Agreement and performing all of his obligations hereunder.

21. Joint Participation in Drafting. Each party to this Agreement participated in the drafting of this Agreement. As such, the language used herein shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party to this Agreement.

22. D&O Insurance. The Company agrees to maintain directors and officers liability insurance in reasonable amounts and with reasonably acceptable insurers.

23. Enforcement Costs. In the event any dispute, controversy or claim arises out of or in connection with this Agreement or the claims released in this Agreement, the prevailing party shall be entitled to all reasonable attorneys’ fees, costs and expenses.

[Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

By:	/s/ Randall H. Prouty
Name:	Randall H. Prouty
Title:	Director/Chair, Compensation Committee

EXECUTIVE:

/s/ John E. Donahue
John E. Donahue

SCHEDULE 1

Performance Bonus

The Performance Bonus payable to Executive (if any) for any fiscal year of the Company ending during the Employment Term, commencing with the fiscal year ending June 30, 2008, shall be paid in cash and in an amount determined in accordance with this Schedule 1. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Employment Agreement to which this Schedule is attached. As used in this Schedule 1, the following terms shall have the following meanings:

(a) “Actual EBITDA” means, with respect to any fiscal year of the Company, EBITDA for such fiscal year calculated on the basis of the Company’s audited financial statements for such fiscal year.

(b) “Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its subsidiaries for such period on a consolidated basis, after deducting all operating expenses, provisions for all taxes and reserves (including reserves for deferred income taxes) and all other proper deductions, all determined in accordance with generally accepted accounting principles consistently applied, after eliminating all intercompany items, but excluding from the definition of Consolidated Net Income any extraordinary gains and/or losses and any gains and/or losses from the sale or other disposition of assets other than in the ordinary course of business, all determined in accordance with generally accepted accounting principles consistently applied.

(c) “EBITDA” means, with respect to any fiscal year, the sum of the Consolidated Net Income (or loss) of the Company and its subsidiaries for such fiscal year, calculated in accordance with generally accepted accounting principles consistently applied but excluding any extraordinary items of income, plus all amounts deducted in the computation thereof on account of (a) interest expense (net of any interest income), (b) income taxes, (c) depreciation and amortization, (d) charges for stock-based compensation, (e) amounts accrued for Success or Exit Bonus expense, (f) implementation expenses for Sarbanes-Oxley compliance not to exceed $150,000, and (g) expenses incurred to file a Demand Registration Statement on behalf of Investor Stockholders, as defined in that certain Registration Rights Agreement dated August __, 2007; and (h) H.I.G. Capital L.L.C. management fees accrued or paid during such fiscal year.

(d) “Performance Bonus” means, with respect to any fiscal year of the Company:

(i)	if Actual EBITDA for such fiscal year is less than eighty percent (80%) of the Target EBITDA for such fiscal year, zero;

(ii)	if Actual EBITDA for such fiscal year is equal to eighty percent (80%) of the Target EBITDA for such fiscal year, an amount equal to thirty-five percent (35%) of the Base Salary;

(iii)
if Actual EBITDA for such fiscal year is more than eighty percent (80%) and less than one hundred percent (100%) of the Target EBITDA for such fiscal year, an amount equal to the sum of (A) thirty five percent (35%) of the Base Salary, plus (B) the product of one and 75/100 percent (1.75%) of the Base Salary multiplied by the number of full percentage points by which Actual EBITDA exceeds eighty percent (80%) of the Target EBITDA; and

(iv)	if Actual EBITDA for such fiscal year equals or exceeds one hundred percent (100%) of the Target EBITDA for such fiscal year, an amount equal to seventy percent (70%) of the Base Salary.

(e) “Special Bonus” means, with respect to the five month period ending December 31, 2007:

(i)	if Special Bonus Actual EBITDA for such five month period is less than eighty percent (80%) of the Special Bonus Target EBITDA for such five month period, zero;

(ii)
if Special Bonus Actual EBITDA for such five month period is equal to eighty percent (80%) of the Special Bonus Target EBITDA for such five month period, an amount equal to fourteen and 6/100 percent (14.6%) of the Base Salary;

(iii)
if Special Bonus Actual EBITDA for such five month period is more than eighty percent (80%) and less than one hundred percent (100%) of the Special Bonus Target EBITDA for such fiscal year, an amount equal to the sum of (A) fourteen and 6/100 percent (14.6%) of the Base Salary, plus (B) the product of 73/100 percent (0.73%) of the Base Salary multiplied by the number of full percentage points by which Special Bonus Actual EBITDA exceeds eighty percent (80%) of the Special Bonus Target EBITDA; and

(iv)
if Special Bonus Actual EBITDA for such five month period equals or exceeds one hundred percent (100%) of the Special Bonus Target EBITDA for such five month period, an amount equal to twenty nine and 17/100 percent (29.17%) of the Base Salary.

(f) “Special Bonus Actual EBITDA” means, with respect to the five month period ending December 31, 2007, EBITDA for such five month period calculated on the basis of the Company’s reviewed financial statements for such five month period as included in the Company’s filings with the Securities and Exchange Commission.

(g) “Special Bonus Target EBITDA” means $[REDACTED].

(h) “Target EBITDA” means, (a) for the Company’s 2008, 2009 and 2010 fiscal years:

•	2008 - $[REDACTED]

•	2009 - $[REDACTED]

•	2010 - $[REDACTED];

and (b) for each calendar year of the Company thereafter, an amount to be determined by the Compensation Committee no later than 30 days after the Board’s approval of the Company’s budget for such calendar year; provided, that if the Company or any of its subsidiaries in any calendar year enters into any extraordinary transaction, such a business acquisition or disposition, the Compensation Committee in the exercise of its sole discretion may, at any time during such calendar year, adjust upward or downward the Target EBITDA for such calendar year to take into account such extraordinary transaction. The Compensation Committee shall notify Executive of the Target EBITDA for any such calendar year promptly after determining such Target EBITDA.

SCHEDULE 2

Exit Bonus

The “Exit Bonus” payable to Executive (if any) shall be paid in cash and in an amount determined in accordance with this Schedule 2. Capitalized terms used herein without definition shall have the meanings assigned to such terms in the Employment Agreement to which this Schedule is attached. As used in this Schedule 2, the following terms shall have the following meanings:

(a) “Disposition Event” means one of the following events occurring while Executive is an Employee of the Company or after termination of Executive’s employment with the Company without Cause or by the Executive for Good Reason: (A) a liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, (B) the sale or other transfer of a majority of the outstanding shares of common stock of the Company in a single transaction or a series of related transactions, in either case to any entity who is not an affiliate of the Company, or of a stockholder thereof, immediately prior to such transaction or transactions, (C) a consolidation or merger of the Company with or into any other person(s), entity or entities in which less than a majority of the outstanding voting power of the surviving person(s), entity or entities is held by persons or entities who were stockholders of the Company prior to such event or (D) a sale or other disposition (whether in a single transaction or a series of related transactions) of substantially all of the assets of the Company.

(b) “Exit Bonus” means, in the case of any Target Disposition Event that occurs while Executive is an employee of the Company, an amount (the “Calculated Amount”) equal to (i) $460,000 multiplied by (ii) a fraction the numerator of which is Target Amount and the denominator of which is three (3)1 . Notwithstanding the foregoing, (A) in no event shall the Exit Bonus exceed $460,000, (B) in no event shall the sum of the Exit Bonus and any other amounts required to be taken into account under Section 280G of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”) in connection with the Change of Control exceed 299% of the Executive’s “Base Amount” as determined pursuant to Section 280G of the Code, and (C) in the case of any Target Disposition Event that occurs after the termination of Executive’s employment with the Company without Cause or by the Executive for Good Reason, the Exit Bonus shall equal an amount equal to the quotient of the Calculated Amount divided by two (2).

(c) “Investor” means ACT-DE LLC.

(d) “Investment Amount” means $6,300,000.

(e) “Investor Proceeds” means the total amount of dividends, distributions and redemption or sales proceeds received (credited on the date actually received) with respect to Investor Securities, during the period beginning on the date hereof and ending on the date of the first Disposition Event to occur after the Closing Date.

1 This is to scale across the 3 points between 2 times and 5 times the Investment Amount.

(f) “Investor Securities” means the equity securities of the Company acquired by the Investor on the Closing Date, and any other equity securities of the Company issued upon conversion of such equity securities

(g) “Purchase Agreement” means that certain Purchase Agreement, of even date herewith, among the Company, the Investor and certain other purchasers of Series C Preferred Stock.

(h) “Target Amount” means, with respect to a Target Disposition Event, an amount equal to (i) the quotient of (A) the Investor Proceeds divided by (B) the Investment Amount minus (ii) two (2). In no event shall the Target Amount exceed three (3).

(i) “Target Disposition Event” means a Disposition Event in which the Investor Proceeds exceeds two (2) times the Investment Amount.